May 8, 2008

VIA SEDAR

Ontario Securities Commission
British Columbia Securities Commission
Alberta Securities Commission
Toronto Stock Exchange

Report on Voting Results from
2008 Annual and Special Meeting of Shareholders

In accordance with Section 11.3 of National Instrument 51-102 - Continuous Disclosure Obligations, Points International Ltd. (the "Corporation") hereby reports on the voting results for matters submitted to the annual and special meeting of the shareholders of the Corporation held on May 7, 2008.

The matters voted upon at the meeting and the results of the voting were as follows:

Item 1: Election of Directors

    (a)     By a vote by way of show of hands, the shareholders approved an ordinary resolution to elect the following six directors to hold office for the ensuing year or until their successors are elected or appointed:

Stephen K. Bannon;
Douglas A. Carty;
Christopher Barnard;
T. Robert MacLean;
Brian Ladin; and
John W. Thompson.

    (b)     By a vote by way of a show of hands, the holder of the Series Two Preferred Share, voting alone by proxy, approved an ordinary resolution to elect the following two directors to hold office for the ensuing year or until their successors are elected or appointed:

Michael Kestenbaum; and
Joey Levin.

    (c)     By a vote by way of a show of hands, the holder of the Series Four Preferred Share, voting alone by proxy, approved and ordinary resolution to elect Seth Rosenberg to hold office for the ensuing year or until his successor is elected or appointed.

Item 2: Appointment of Auditors

By a vote by way of a show of hands, the shareholders approved and ordinary resolution to appoint Delotte & Touche LLP as auditors of the Corporation to hold office until the close of the next annual meeting of shareholders or until their successors are appointed, and the directors of the Corporation were authorized to fix the remuneration of the auditors.

Item 3: Amendments to Stock Option Plan

By a vote by way of ballot, the shareholders approved an ordinary resolution to amend the Corporation's incentive stock option plan in the form attached as Schedule D to the Management Information Circular of the Corporation dated March 19, 2008. The results of the vote were as follows:

	Number of Votes Cast	Percentage of Votes Cast
For:	61,901,849	79%
Against:	16,599,686	21%

Item 4: Other Business

There was no other business.

POINTS INTERNATIONAL LTD.

By:
Marc Shewchun
Corporate General Counsel and Secretary